As filed with the Securities and Exchange Commission on April 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

95-3667491

(I.R.S. Employer Identification No.)

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

(702) 541-7777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elliot D. Hoops, Esq.

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

(702) 541-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Rikard D. Lundberg, Esq. Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, Colorado 80202 (303) 223-1100	Richard Kronthal, Esq. Andrews Kurth LLP 450 Lexington Avenue New York, New York 10017 (212) 850-2800

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(2)
Common Stock ($.10 par value)	476,200	$22.00	$7,700,000	$992.00

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price reported on the New York Stock Exchange for the registrant’s common stock on April 17, 2014. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 415(a)(6) under the Securities Act, 126,200 shares of the registrant’s common stock included in this Registration Statement are unsold securities previously registered on the registrant’s Registration Statement on Form S-3 (File No. 333-172884), originally filed with the Securities and Exchange Commission on March 16, 2011 and declared effective on July 22, 2011 (including Amendments No. 1 and No. 2 thereto, the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act, the $290.00 registration fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. The amount of the registration fee in the “Calculation of Registration Fee” table relates to the additional 350,000 shares of the registrant’s common stock being registered hereunder. As a result, a filing fee of $992.00 is being paid herewith. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the effectiveness of this Registration Statement.

PROSPECTUS

Owner’s Club Stock Program

Common Stock

Pinnacle Entertainment, Inc. has created the Owner’s Club Stock Program within our mychoice customer loyalty program to provide our customers who are individuals and who meet certain eligibility standards the opportunity to receive shares of our common stock as an award for their patronage of our casinos and as an incentive to continue such patronage. We believe that this sort of awards program presents a unique opportunity for our customers to realize value for their loyalty and to develop a greater proprietary interest in our Company.

The following summary of our mychoice customer loyalty program and the Owner’s Club Stock Program is qualified by the description of their material features found elsewhere in this prospectus. Participants in our mychoice customer loyalty program earn points based on money spent on specified gambling activities at our casinos. The points accumulate in each participant’s mychoice account. Customers who have earned or obtained 175,000 points under our mychoice customer loyalty program and who meet certain eligibility requirements are eligible to apply for membership in our Owner’s Club Stock Program. Those of our customers who are accepted as members in our Owner’s Club Stock Program are granted a one-time award of shares of our common stock, either in a fixed amount or based on a fixed value, as selected by our Chief Executive Officer in his sole discretion. It is contemplated that new members will be awarded either 100 shares of our common stock or a number of shares of our common stock valued at $2,500. If the stock award is based on a fixed value, the number of shares that you will receive will be determined by dividing the fixed value by the closing sales price of our common stock on the New York Stock Exchange on the date that you are accepted into the Owner’s Club Stock Program, rounded up to the next whole share. If the date that you are accepted as a member of the Owner’s Club Stock Program is not a trading day, then the closing sales price for the purposes of this calculation will be the closing sales price of our common stock on the New York Stock Exchange on the next following trading day. We are registering an aggregate of 476,200 shares of our common stock for issuance to new members of the Owner’s Club Stock Program, which includes 126,200 shares included in the registration statement of which this prospectus is a part pursuant to Rule 415(a)(6) of the Securities Act of 1933, as amended.

The mychoice customer loyalty program and the Owner’s Club Stock Program may be suspended, discontinued or canceled at any time. Also, terms and conditions of the mychoice customer loyalty program and the Owner’s Club Stock Program may be changed, limited, modified or eliminated at any time.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 for a discussion of certain factors you should consider before applying for membership in the Owner’s Club Stock Program and receiving shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “PNK.” Our principal executive offices are located at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, and our telephone number is (702) 541-7777. On April 17, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $22.08 per share.

None of the Securities and Exchange Commission, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, the Louisiana Gaming Control Board, the Iowa Racing and Gaming Commission, the Indiana Gaming Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the City of Reno, Nevada gaming authorities, the Ohio State Racing Commission, the Ohio Lottery Commission, the Texas Gaming Commission or any state securities commission or other gaming authority, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Wunderlich Securities, Inc.

AGENT

The date of this Prospectus is April 21, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, also referred to herein as the “SEC.” You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, any applicable prospectus supplement and any other offering material, before making an investment decision.

When used in this prospectus, the terms “Pinnacle,” “the Company,” “we,” “us,” and “our” and words of similar import refer to Pinnacle Entertainment, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information appearing in this prospectus, any prospectus supplement, any other offering material or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or any other offering material or any sale of a security.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-3 that we have filed with the SEC, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.pnkinc.com with information about our Company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents which we have filed. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 (including, without limitation, Exhibit 99.1 thereto regarding gaming regulations);

•	Our current reports on Form 8-K (including amendments thereto) filed March 19, 2014 and April 7, 2014;

•	Our definitive proxy statement filed with the SEC on April 8, 2014 in connection with our solicitation of proxies for the annual meeting of stockholders to be held on May 20, 2014 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013 only); and

•	The description of our common stock contained in our registration statement on Form 8-A filed November 21, 1997, as amended by our registration statement on Form 8-A/A filed on August 10, 2001, our current reports on Form 8-K filed on January 26, 2004 and May 9, 2005 and including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

All documents that we file with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We also incorporate by reference any other future filings we make with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we have distributed all of the securities to which this prospectus relates or the offering is otherwise terminated.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed certain legal documents that control the terms of the common stock offered by this prospectus as exhibits to the registration statement. We may file certain other legal documents that control the terms of the common stock offered by this prospectus as exhibits to reports we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website.

We will provide, without charge and upon oral or written request, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Pinnacle Entertainment, Inc., Investor Relations, 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, (702) 541-7777. Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement, any other offering material and any documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this prospectus, any prospectus supplement, any other offering material and any documents we incorporate by reference are made pursuant to the Private Securities Litigation Reform Act. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “will,” “should,” “is fairly confident,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our anticipated completion and opening schedules of various projects, expansion plans, construction schedules, cash needs, cash reserves, adequacy of resources to fund development and expansion projects, liquidity, operating and capital expenses, financing options, including the state of the capital markets and our ability to access the capital markets, expense reductions, expected receipts of insurance proceeds, including the amount of any such recovery and sufficiency of such coverage, the future outlook of

Pinnacle and the gaming industry, operating results, pending regulatory matters and the tax treatment of awards of shares of our common stock under the Owner’s Club Stock Program. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations, and actual results, performance or achievements may differ materially from those that might be anticipated from forward-looking statements. This can occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Factors that may cause our actual results, performance or achievements to differ materially from that contemplated by such forward-looking statements include, among others, the various risk factors discussed under the caption “Risk Factors,” in addition to general domestic and international economic and political conditions as well as market conditions in our industry. For more information on the potential factors that could affect our operating results and financial condition in addition to the risk factors described above, review our other filings (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) with the SEC.

We caution the reader that the risk factors discussed under the caption “Risk Factors” may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot accurately predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results, performance or achievements to differ materially from those projected in any forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus or in any prospectus supplement or in the information incorporated by reference herein or therein.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and in the documents incorporated by reference. Because this is a summary, it does not contain all information about us that may be important to you. You should read the following summary in conjunction with the more detailed information contained in this prospectus and the documents incorporated by reference herein, including “Risk Factors” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Pinnacle Entertainment, Inc.

We are an owner, operator and developer of casinos, a racetrack and related hospitality and entertainment facilities. We currently operate L’Auberge Casino Resort in Lake Charles, Louisiana; River City Casino & Hotel in St. Louis, Missouri; Boomtown Casino in New Orleans, Louisiana; Belterra Casino Resort in Vevay, Indiana; Boomtown Hotel & Casino in Bossier City, Louisiana; L’Auberge Casino & Hotel in Baton Rouge in Baton Rouge, Louisiana; Ameristar Casino Hotel in Council Bluffs, Iowa; Ameristar Casino Hotel in East Chicago, Indiana; Ameristar Casino Hotel in Kansas City, Missouri; Ameristar Casino Hotel in Vicksburg, Mississippi; Ameristar Casino Resort Spa in Black Hawk, Colorado; Ameristar Casino Resort Spa in St. Charles, Missouri; and Cactus Petes and The Horseshu in Jackpot, Nevada. In addition, Pinnacle manages a racetrack facility, Retama Park Racetrack, outside of San Antonio, Texas, and owns and operates a live and televised poker tournament series, Heartland Poker Tour. We currently have a gaming and entertainment project, Belterra Park Gaming & Entertainment Center (formerly River Downs), under development in Cincinnati, Ohio.

We were incorporated in the State of Delaware in 1981 as the successor to a business that started in 1938. Our executive offices are located at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, and our telephone number is (702) 541-7777.

Our website address is www.pnkinc.com. Information contained on our website, including any links contained on our website, does not constitute part of this prospectus.

The Owner’s Club Stock Program

We are offering up to 476,200 shares of our common stock for issuance to new members of our Owner’s Club Stock Program, which includes 126,200 shares included in the registration statement of which this prospectus is a part pursuant to Rule 415(a)(6) of the Securities Act. We created the Owner’s Club Stock Program within our mychoice customer loyalty program to provide our customers who are individuals and who meet certain eligibility standards the opportunity to receive shares of our common stock as an award for their patronage of our casinos as an incentive to continue such patronage.

Participants in our mychoice customer loyalty program earn points based on money spent on specified gambling activities at our casinos. The points accumulate in each participant’s mychoice account. Customers who have earned or obtained 175,000 points in their mychoice account and who meet certain eligibility requirements may apply for membership in the Owner’s Club Stock Program.

Upon becoming a member of the Owner’s Club Stock Program, we will grant a new member a one-time award of shares of our common stock, either in a fixed amount or based on a fixed value, as selected by our Chief Executive Officer in his sole discretion. It is contemplated that new members will be awarded either 100 shares of our common stock or a number of shares of our common stock valued at $2,500. The fixed amount of shares that we award or the fixed value of shares that we award under our Owner’s Club Stock Program may change in the future, and we plan to supplement this prospectus in the event of any such change in the fixed amount of shares or the fixed value of shares awarded under the program.

To receive shares of our common stock under the Owner’s Club Stock Program, you must submit a membership application form, a new account application and other documentation to, and open a brokerage account with, the Agent (as defined below), and receive the shares in such brokerage account. After receipt into your brokerage account with the Agent, you are free to transfer, sell or withdraw the shares of our common stock received under the program at any time, subject to the terms governing your brokerage account with the Agent. If you already have a brokerage account with a broker other than the Agent, you may instruct the Agent to transfer the shares of our common stock received under the Owner’s Club Stock Program to such other brokerage account.

We may terminate your membership in the Owner’s Club Stock Program under certain specified circumstances. The mychoice customer loyalty program and the Owner’s Club Stock Program may be suspended, discontinued or canceled at any time. Also, terms and conditions of the mychoice customer loyalty program and the Owner’s Club Stock Program may be changed, limited, modified or eliminated at any time. If your membership in the Owner’s Club Stock Program is terminated or the Owner’s Club Stock Program is suspended, discontinued or cancelled after you have received your one-time award of shares of our common stock, you will not be required to return those shares of common stock to us.

Risk Factors

An investment in our common stock involves risk. Before deciding whether to apply for membership in our Owner’s Club Stock Program, you should carefully consider the information under the caption “Risk Factors” in this prospectus and the information included or incorporated by reference in this prospectus as further described under the caption “Incorporation of Certain Documents by Reference.”

RISK FACTORS

Before you enroll in the Owner’s Club Stock Program, you should be aware that there are risks associated with an investment in our common stock, including those set forth below. You should carefully consider these risk factors, together with all the other information included in or incorporated by reference in this prospectus, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2013, and other information which may be incorporated by reference in this prospectus as provided under “Incorporation of Certain Documents by Reference,” before you decide to enroll in the Owner’s Club Stock Program. If any of the risks set forth below, or in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, actually occur, our business, financial condition, operating results or cash flow could be harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Owner’s Club Stock Program

At any time and in our discretion, we may terminate, suspend or change the terms and conditions, including the number of shares awarded or the dollar amount of the shares awarded, of our Owner’s Club Stock Program (as well as our mychoice customer loyalty program), which could result in your realization of substantially fewer benefits of membership than what you may expect.

We believe that the Owner’s Club Stock Program is a unique form of loyalty program. In the future, we may find that it becomes substantially more expensive to maintain than what we currently expect, or it may result in substantially fewer benefits than what we anticipate for us or for our customers. As a result, we have reserved the right to change the terms and conditions of the program or to modify, suspend or cancel the program in its entirety, as more fully described in the answer to Question 18 below. Any of these actions could keep you from realizing any meaningful benefit from the program, and you could realize substantially fewer benefits of membership than what you may expect.

The one-time stock award you receive upon becoming a member of the Owner’s Club Stock Program could have adverse tax consequences to you.

It is possible that the fair market value of the shares of common stock received by a member in the Owner’s Club Stock Program upon becoming a member will be included in the member’s gross taxable income for the tax year in which the shares of common stock are received. However, there is some uncertainty about the appropriate treatment for income tax purposes of the grant. This matter is discussed in response to Question 14 below. Because of the foregoing, receipt of the stock award could have adverse tax consequences to you.

Risks Related to Ownership of our Common Stock

Substantial sales of our common stock, or the perception that such sales might occur, could depress the market price of our common stock.

Substantially all of the shares of our common stock are eligible for immediate resale in the public market. We cannot predict whether future issuances of our common stock or resales in the open market will decrease the market price of our common stock. The exercise of any options or the vesting of any restricted stock units granted to directors, executive officers and other employees under our 2005 Equity and Performance Incentive Plan, the issuance of common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing stockholders. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could lower the market price of our common stock.

Since our ability to pay cash dividends on our common stock is limited under our debt agreements, our stock may be less desirable as an investment and have a lower market price than it might if we paid dividends.

Our ability to pay cash dividends on our common stock is limited under our debt agreements. As a result, we intend to apply any available cash flow to repay indebtedness and to the expansion and development of our business. Our failure to pay dividends on our common stock may make it less desirable as an investment, which could impact the market price for our common stock.

We are subject to extensive laws and governmental regulations that impose restrictions on the ownership and transfer of our securities.

We are subject to extensive laws and governmental regulations that relate to our current or future gaming operations and that impose certain restrictions on the ownership and transfer of our securities, including our common stock. Ownership and transfer of our securities could be subjected at any time to additional or more restrictive laws and regulations, including laws and regulations in applicable jurisdictions where there are no current restrictions on the ownership and transfer of our securities or in new jurisdictions where we may conduct our operations in the future. A summary of such laws and regulations, including requirements under gaming laws of the jurisdictions in which we operate, can be found in the reports we file with the SEC and is incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the offering of our common stock to the members of our Owner’s Club Stock Program. Customers who have earned or obtained 175,000 points in their mychoice account and who meet certain eligibility requirements are eligible to apply for membership in our Owner’s Club Stock Program. Those of our customers who are accepted as members in our Owner’s Club Stock Program are granted a one-time award of shares of our common stock, either in a fixed amount or based on a fixed value, as selected by our Chief Executive Officer in his sole discretion. It is contemplated that new members will be awarded either 100 shares of our common stock or a number of shares of our common stock valued at $2,500. The fair value of the shares awarded under the Owner’s Club Stock Program is not based on the amount of points that a member of the Owner’s Club Stock Program has earned or obtained in their mychoice account or the amount of money spent by the member on specified gambling activities at our casinos. Upon issuance of the shares, we will incur an expense based on the fair value of the shares on the date issued.

INFORMATION ABOUT THE PROGRAM

We are offering participants in our mychoice customer loyalty program who are individuals and who meet certain eligibility standards the opportunity to apply for membership in the Owner’s Club Stock Program. Upon becoming a member of the Owner’s Club Stock Program, we will award a member a one-time grant of shares of our common stock as further described below. The information presented in the following question and answer format constitutes all of the terms and conditions of membership in the Owner’s Club Stock Program.

Information about the Owner’s Club Stock Program and its Purpose

1.	What is the Owner’s Club Stock Program and its purpose?

The Owner’s Club Stock Program offers incentives to customers who gamble at our casinos throughout the United States. Upon becoming a member of the Owner’s Club Stock Program, a customer will be granted a one-time award of shares of our common stock as further described below.

To be eligible for membership in the Owner’s Club Stock Program, an individual must be a participant in our mychoice customer loyalty program. Our mychoice customer loyalty program rewards our customers by awarding them mycash and tier points based on money spent on specified gambling activities at our casinos. Participants may use their earned mycash to pay for hotel stays, food, retail purchases and gambling and may also convert it into cash. Tier points allow a participant to reach higher tiers of benefits under the mychoice customer loyalty program. Our mychoice customer loyalty program has five tiers, and the Owner’s Club is the highest tier. Participants start earning tier points at the start of each calendar year, and their tier point totals are reset to zero on January 1 of each year. Once a participant accumulates the tier points necessary to achieve a new tier, such participant is eligible to be upgraded to such new tier for the rest of the calendar year. Each participant starts each new year at a tier based on such participant’s previous year’s point total. Participants earn one tier point per $5 slot coin-in or $10 video poker coin-in. In addition, participants earn tier points for table games based on the particular game, the length of play and the bet amount. The tier points accumulate in each participant’s mychoice account.

Customers who have earned or obtained 175,000 tier points in their mychoice account are eligible to be upgraded to the Owner’s Club tier of the mychoice customer loyalty program, and, after being upgraded to the Owner’s Club tier, may apply for membership in the Owner’s Club Stock Program. It is possible to become a member of the Owner’s Club tier of the mychoice customer loyalty program without also applying for membership in or being a member of the Owner’s Club Stock Program.

Many of our competitors have loyalty programs that give customers credits or points which may be used for free hotel stays, meals or merchandise, or other types of awards for their brand loyalty. Our research has indicated that awards programs are a feature that many potential customers consider in selecting casinos. We believe that our Owner’s Club Stock Program provides its members with a unique and valuable reward for their loyalty to our brands that is more immediate and tangible than most of the awards under our competitors’ programs.

Benefits and Disadvantages

2.	What are the benefits and disadvantages of becoming a member of the Owner’s Club Stock Program?

Benefits

Award of Shares of Common Stock. Upon becoming a member of the Owner’s Club Stock Program, a new member will be granted a one-time award of shares of our common stock, either in a fixed amount of shares of our common stock or based on a fixed value, as selected by our Chief Executive Officer in his sole discretion. It is contemplated that new members will be awarded either 100 shares of our common stock or a number of shares of our common stock valued at $2,500 (as further described below). The fixed amount of shares that we award or the fixed value of shares that we award under the Owner’s Club Stock Program may change in the future, and we plan to supplement this prospectus in the event of such a change in the fixed amount of shares or the fixed value of shares awarded under the program.

Brokerage Account. To receive your award of shares of our common stock under the Owner’s Club Stock Program, you must first open a brokerage account with the Agent at no cost to you.

Sales and Withdrawals of Shares. Shares held in your brokerage account with the Agent may be sold or withdrawn at any time by notifying the Agent. You may not sell or withdraw any shares until they have actually been credited to your brokerage account with the Agent. No shares will be credited to your brokerage account with the Agent until after you have been accepted as a member of the Owner’s Club Stock Program. You may instruct the Agent to sell all or any portion of the shares of common stock in your brokerage account with the Agent, with the proceeds from such sale being delivered to you in the manner you specify. Pursuant to the terms of the Agent Agreement, as amended, referred to herein as the “Agent Agreement,” we have entered into with the Agent, the Agent will not charge you any fees for activity (or inactivity) in your brokerage account with the Agent with respect to the shares received under the Owner’s Club Stock Program. See Questions 11 and 12 below with respect to the procedure to withdraw shares from your brokerage account with the Agent.

Book Entry Form Ownership Protects against Loss. All shares of common stock held in your brokerage account with the Agent will be held in book entry form. Book entry ownership provides protection against certificates being lost, misplaced or stolen. You may request a certificate for all or a portion of the shares of common stock credited to your account as further described in response to Questions 10, 11 and 12 below.

Disadvantages

There are several potential disadvantages of being a member of the Owner’s Club Stock Program. These include:

•	If your stock award is based on a fixed value, as opposed to a fixed amount of shares of our common stock, you will not know the number of shares of common stock you are eligible to receive as a one-time stock award in the Owner’s Club Stock Program at the time of applying for membership because the number of shares is determined by dividing the fixed value of your stock award by the closing sales price of our common stock on the New York Stock Exchange, also referred to herein as the “NYSE,” on the day on which you are accepted as a member of the program (if the day is a trading day; if the day is not a trading day, we will use the closing sales price of our common stock on the NYSE for the next following trading day), rounded up to the nearest whole share.

•	Receipt of the one-time award of shares of our common stock may have adverse tax consequences to you, as further discussed in response to Question 14.

•	Your membership in our Owner’s Club Stock Program may be cancelled for the reasons noted in the response to Question 13, such as violating the terms and conditions of the program or applicable laws or the commission of fraud or abuse involving the program. Further, we may unilaterally, and in our sole discretion, suspend, discontinue or cancel our Owner’s Club Stock Program (as well as the mychoice customer loyalty program; if your mychoice account is canceled or terminated, any points you may have accumulated in your mychoice account will be automatically cancelled and forfeited without any consideration) at any time. Also, we may unilaterally and in our sole discretion change, limit, modify or eliminate terms and conditions of our Owner’s Club Stock Program (as well as the mychoice customer loyalty program) at any time.

Marketing and Administration

3.	Who will administer the Owner’s Club Stock Program and act as Pinnacle’s Agent?

Our Owner’s Club Stock Program will be operated and administered by Pinnacle by its Office of General Counsel. The members of Pinnacle’s Office of General Counsel are the only officers and employees of Pinnacle authorized to respond to questions about the Owner’s Club Stock Program. We will not compensate the members of our Office of General Counsel specifically for their services in administering the Owner’s Club Stock Program. You may direct questions to our Office of General Counsel at:

Pinnacle Entertainment, Inc.

Office of General Counsel

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

1-877-764-8750

We have engaged Wunderlich Securities, Inc., a Tennessee corporation and registered broker-dealer, to act as our agent in connection with the enrollment of members and the issuance of shares of our common stock to new members. We refer to Wunderlich Securities, Inc. in this capacity as the “Agent” in this prospectus.

Effective on April 21, 2014, we will pay the Agent a fee for its services in administering the Owner’s Club Stock Program in an amount equal to $350.00 per brokerage account set up by the Agent under the Owners’ Club Stock Program. The described fee is intended to cover all of the Agent’s costs and expenses in administering the Owner’s Club Stock Program, except that we will reimburse the Agent for the Agent’s reasonable out-of-pocket costs and expenses of legal counsel incurred after December 31, 2013 in an amount not to exceed $35,000. The fee may change from time to time upon mutual agreement between us and the Agent.

For the period before April 21, 2014, we paid the Agent a fee equal to $500 per brokerage account for the first 550 brokerage accounts, and $450 per brokerage account for any brokerage accounts in excess of 550. In addition, we reimbursed the Agent for the Agent’s reasonable out-of-pocket costs and expenses of legal counsel incurred before January 1, 2014 in an amount not to exceed $35,000. During this period, we paid the Agent aggregate fees of approximately $359,600.

Your relationship with the Agent will be governed by the terms of the new account application you submitted to the Agent to open your brokerage account with the Agent. Pursuant to the terms of the Agent Agreement we have entered into with the Agent, the Agent will not charge you any fees for the maintenance of and activity (or inactivity) in your brokerage account with the Agent with respect to the shares received under the Owner’s Club Stock Program. You must contact the Agent to receive further information about your relationship with the Agent and its services. You may direct questions to the Agent at:

Wunderlich Securities, Inc.

6000 Poplar Avenue, Suite 150

Memphis, Tennessee 38119

1-800-726-0557

Pursuant to the terms of the Agent Agreement between Pinnacle and the Agent, the Agent will process membership applications, conduct know-your-client checks on applicants and establish a brokerage account on its records for each member of the Owner’s Club Stock Program. The Agent will not have any duties or responsibilities for the maintenance of the mychoice program or mychoice accounts, or any determination by us to terminate a member. We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agent may be required to make, related to the Agent’s services in administering the Owner’s Club Stock Program.

Our transfer agent, American Stock Transfer and Trust Company, LLC, will provide customary transfer agent services to us in our administration of the program, but will not provide any services specifically tailored to the

Owner’s Club Stock Program. We pay our transfer agent a fee for providing transfer agent services to us, but will not compensate our transfer agent specifically for any services provided related to our Owner’s Club Stock Program.

In administering the Owner’s Club Stock Program, neither the Agent nor Pinnacle will be liable for any act or omission to act done in good faith, including, without limitation, any claim for liability arising out of failure to terminate your account upon your death prior to receipt of written notice of such death. Neither the Agent nor Pinnacle will have any duties, responsibilities or liabilities with respect to the Owner’s Club Stock Program except those which are expressly set forth in this prospectus.

Membership

4.	Who is eligible to apply for membership in the Owner’s Club Stock Program?

All individuals who (i) are participants in our mychoice customer loyalty program and have been admitted into the Owner’s Club tier of our mychoice customer loyalty program, (ii) are U.S. citizens or permanent residents of the United States, and (iii) have not been convicted of a felony are eligible to apply for membership in our Owner’s Club Stock Program.

All individuals who are customers of any of our casinos and at least 21 years of age are eligible to become participants of the mychoice customer loyalty program. All individuals who (i) are participants in our mychoice customer loyalty program, and (ii) have earned or obtained 175,000 tier points under our mychoice customer loyalty program are eligible to be admitted into the Owner’s Club tier of our mychoice customer loyalty program. We reserve the right to deny admitting any eligible participant in our mychoice customer loyalty program into the Owner’s Club tier of our mychoice customer loyalty program if such participant (i) is indebted to us and any part of the indebtedness is past due, or (ii) is barred from being on the premises of any of our facilities.

Legal entities, such as corporations, are prohibited from enrolling.

Some employers may prohibit or restrict employee participation in the Owner’s Club Stock Program. We assume no responsibility or liability for compliance with any of these prohibitions or restrictions.

5.	How do I apply for membership in and become a member of the Owner’s Club Stock Program?

The Agent will deliver a copy of this prospectus together with a membership application form, the Agent’s new account application and other documentation required by the Agent to each individual who we believe is eligible for membership in the Owner’s Club Stock Program. Individuals who want to find out more information about the Owner’s Club Stock Program may also contact us directly to request copies of this prospectus and the application materials by calling toll-free 1-877-764-8750.

To apply, an individual must complete the membership application form, the Agent’s new account application and other documentation required by the Agent and send them to the Agent at the address listed in the application materials or as otherwise instructed by the Agent or us. Before you are admitted as a member, the Agent must first determine that the Agent and we are not barred from doing business with you (a so-called “know-your-client process”). If we plan to accept you as a member, the Agent will contact you to set up a brokerage account with the Agent. You must set up a brokerage account with the Agent before you can receive your award of shares of our common stock under the Owner’s Club Stock Program.

You must deliver a fully-completed set of the application materials to the Agent or us within 180 days after your receipt of the application materials from the Agent or us to remain eligible for membership in the Owner’s Club Stock Program.

We reserve the right to deny any eligible applicant admission to the Owner’s Club Stock Program if (i) such applicant resides in a jurisdiction where the offering, selling or soliciting offers on sales of our common stock would be unlawful, (ii) admitting such applicant would cause us or the Agent to violate any federal, state or local law or regulation, (iii) such applicant is indebted to us and any part of the indebtedness is past due, (iv) such applicant is barred from being on the premises of any of our facilities, or (v) we or the Agent do not receive a complete set of fully-completed application materials from such participant within 180 days after such applicant’s receipt of the application materials from the Agent or us.

Because membership in our Owner’s Club Stock Program is open only to U.S. citizens and permanent residents of the United States, we will not deliver application materials to individuals whose primary address on our records is outside of the United States. Individuals with primary addresses outside of the United States who believe that they are eligible for membership in our Owner’s Club Stock Program should contact our Office of General Counsel at the address or telephone number listed above for instructions on how to apply for membership.

To become a participant in the mychoice customer loyalty program, you may enroll at one of our casinos.

Stock Award and Costs, Expenses and Fees

6.	When will my stock be issued upon becoming a member of the Owner’s Club Stock Program, and how many shares will I receive?

We expect that the Agent will deliver stock awards to new members of the Owner’s Club Stock Program within 10 days of the last business day of each calendar month with respect to new members who have successfully completed the application process through the last business day of such month. Each new member will receive a one-time stock award of shares of our common stock either in a fixed amount or based on a fixed value, as selected by our Chief Executive Officer in his sole discretion. It is contemplated that new members will be awarded 100 shares of our common stock or shares of our common stock valued at $2,500. If your stock award is based on a fixed value, as opposed to a fixed amount of shares of our common stock, the number of shares you will receive as a one-time stock award upon first becoming a member of the Owner’s Club Stock Program will be determined by dividing the fixed value by the closing sales price of our common stock on the NYSE on the day on which you are accepted as a member of the program (if that day is a trading day; if that day is not a trading day, we will use the closing sales price of our common stock on the NYSE for the next following trading day), rounded up to the nearest whole share. We will not issue any fractional shares in connection with the one-time stock award. The Agent will act as our agent in connection with the issuance of our shares of common stock under the Owner’s Club Stock Program and will deposit your shares into your brokerage account with the Agent.

7.	How will I receive my shares under the Owner’s Club Stock Program?

To receive your award of shares of our common stock under the Owner’s Club Stock Program, you must first open a brokerage account with the Agent at no cost to you.

8.	What are the costs, expenses and fees I will have to pay in connection with my membership in the Owner’s Club Stock Program?

Membership in our Owner’s Club Stock Program (as well as participation in our mychoice customer loyalty program) is free. Pursuant to the terms of the Agent Agreement, the Agent will not charge you any fees for the maintenance of and activity (or inactivity) in your brokerage account with the Agent with respect to the shares received under the Owner’s Club Stock Program. If you transfer the shares of our common stock received under the Owner’s Club Program into a brokerage account with another broker, you may incur fees imposed by such broker for the maintenance of and activity (or inactivity) in your brokerage account.

Question 14 addresses the tax consequences of participation in the Owner’s Club Stock Program.

Reports to Members

9.	What information will I be provided regarding my membership in the Owner’s Club Stock Program after applying for membership?

The Agent will notify you upon setting up your brokerage account with the Agent. The Agent will also deliver to you a welcome kit containing information about the account and the Agent’s services.

So long as you hold your shares of our common stock issued under the Owner’s Club Stock Program in a brokerage account with the Agent or another broker, the Agent or such other broker will send you recurring statements of account as required by applicable laws and regulations and in accordance with their respective customary procedures.

All notices sent from the Agent to you will be mailed to you at the address shown on the records of the Agent or you may request to receive email notifications by completing the Agent’s email notification form. It is important that you inform the Agent of any changes in your contact information.

Members in our Owner’s Club Stock Program who hold shares of our common stock through their brokerage accounts with the Agent or another broker are beneficially owning shares through a nominee (often referred to as being “street name” holders). All of our stockholders who hold shares of our common stock through nominees receive stockholder communications from their respective nominees and are able to vote their shares in accordance with applicable securities laws and regulations. See Question 16 below for more information about voting shares received under the Owner’s Club Stock Program.

A participant in our mychoice customer loyalty program who was not a holder of our common stock before becoming a member of the Owner’s Club Stock Program will become a member of the Owner’s Club Stock Program and a stockholder upon the date on which we issue the one-time stock award to such participant. This date will be a date later than the date on which such participant accumulated 175,000 points in his or her mychoice account and applied for membership because of the time it takes to report accumulated points in your mychoice account and to thereafter complete the application process and distribute the award of shares under our Owner’s Club Stock Program.

Share Certificates

10.	Will I receive certificates for shares of common stock awarded under the Owner’s Club Stock Program?

Unless you request them, certificates for shares of our common stock awarded under the Owner’s Club Stock Program will not be issued to you. In fact, to accept your award of shares of our common stock under the Owner’s Club Stock Program, you must receive them in a brokerage account with the Agent. This safekeeping feature protects against loss, theft or destruction of stock certificates. Certificates may be issued to you upon your request for whole shares withdrawn from the program. See Question 11.

Transfer, Sale and Withdrawal of Shares

11.	How may I transfer, sell or receive certificates for shares received under the Owner’s Club Stock Program?

After we have issued shares of our common stock under the Owner’s Club Stock Program to you, you are free to dispose of the shares in your discretion. You should contact the Agent if you desire to transfer your shares from your brokerage account with the Agent into a brokerage account with another broker, sell your shares or have your shares certificated. Pursuant to the terms of the Agent Agreement, the Agent will not charge you any fees for such services with respect to the shares received under the Owner’s Club Stock Program. After you have transferred the shares of our common stock received under the Owner’s Club Stock Program from your brokerage account with the Agent into a brokerage account with another broker, you should contact such other broker if you desire to transfer your shares, sell your shares or have your shares certificated.

12.	What happens to any fractional interest when I transfer, sell or certificate shares received under the Owner’s Club Stock Program?

If you hold your shares of our common stock received under the Owner’s Club Stock Program in a brokerage account with the Agent or another broker, you should contact the Agent or such other broker regarding the treatment of any fractional interest in your brokerage account. In no case will certificates representing a fractional interest be issued.

Discontinuation of Membership

13.	How will my membership in the Owner’s Club Stock Program be terminated?

We may terminate your membership in our Owner’s Club Stock Program for any of the following reasons:

•	You violate the terms and conditions then in effect;

•	You misrepresent any information or misuse the program;

•	You violate any federal, state or local law or regulation in connection with your membership in the program, or cause us or the Agent to violate any federal, state or local law or regulation by having you as a member of the program;

•	You commit a fraud or abuse involving any portion of the Owner’s Club Stock Program or the mychoice customer loyalty program; or

•	You act, in any other way, to the detriment of the program.

If your membership in the Owner’s Club Stock Program is terminated after you have received your one-time award of shares of our common stock, you will not be required to return those shares of common stock to us.

Federal Tax Information

14.	What are the federal income tax consequences of membership in the Owner’s Club Stock Program?

Your membership in the Owner’s Club Stock Program will have certain consequences from a U.S. federal income tax standpoint. Because the Owner’s Club Stock Program is unique, there are limited applicable legal precedents, and we are not able to describe all of the material U.S. federal income tax consequences with certainty. The following discussion is what we expect the U.S. federal income tax consequences to be, but you should check with your own tax advisers regarding the tax treatment of your membership in the Owner’s Club Stock Program.

A member may be required to include in the member’s gross taxable income, for the tax year in which the shares of common stock are received, the fair market value of the shares of common stock received by a member in the Owner’s Club Stock Program.

Under certain customer loyalty programs, customers may not be required to include the fair market value of program benefits received in their gross taxable income, either because, (i) in some instances, the fair market value of the benefit received by the customer is viewed under U.S. federal income tax law as a rebate which merely adjusts the price of the goods or services purchased by the customer, or, (ii) in other instances, the Internal Revenue Service has announced it will not enforce its position that a benefit received by the customer (or the customer’s employee) is a taxable benefit under federal income tax law.

The receipt of shares of our common stock by members in the Owner’s Club Stock Program should be analogous to the receipt by casino patrons of other types of “complimentary” benefits, commonly referred to as “comps.” Current industry practice is to treat complimentary benefits of this kind, which are granted in connection with a rewards program of which the patron was aware prior to his or her patronage, as a rebate which adjusts the price paid by the patron for the casino’s services. Under this result, the member should not be required to include in his gross taxable income the value of the shares of common stock received under the Owner’s Club Stock Program.

It is not certain, however, that this is the proper treatment under current U.S. federal income tax law. The United States Tax Court has held that the complimentary benefits provided to a single casino patron constituted taxable income to that patron, and that, because the complimentary benefits in that instance bore a close relationship to gambling activities, the taxable income from those benefits also constituted gains from wagering for the purposes of deducting gambling losses from such income, as discussed in more detail below.

In general, a taxpayer may deduct his or her gambling losses only to the extent of his or her gambling winnings. If the gambler does not use losses in a given tax year, the tax benefits associated with gambling losses are lost forever, as there is no ability to carry forward or carry back such losses. For married couples filing jointly, the combined gambling losses of the spouses from gambling activities are allowed to the extent of the combined gambling winnings of the spouses.

As discussed above, it is possible that the value of the shares of our common stock received by our customers under the Owner’s Stock Club Program may constitute gambling winnings for the purposes of determining the amount of gambling losses available for deduction in the applicable tax year. Alternatively, it is possible that the value of shares of our common stock received may offset against the purchase price of the member’s patronage as a rebate. If this is the correct result under U.S. federal income tax law, then the amount of losses otherwise available for deduction should be reduced by the fair market value of the stock on the date of grant.

A member in the Owner’s Stock Club Program should have a tax basis in the shares of common stock he or she receives. This tax basis may be equal to the fair market value of such shares of common stock on the date they are received by the members. Upon a sale of the member’s stock acquired through membership in the Owner’s Stock Club Program, the member should realize a capital gain or loss equal to the difference between the amount of his or her net sales proceeds and his or her tax basis, if any, in the stock sold. If the member holds the shares for more than one year, then his or her gain or loss should be long-term and taxed, if it is a gain, at the then applicable long-term capital gains rate. If the member holds the shares for less than one year, his or her gain or loss should be short-term and taxed, if it is a gain, at the then applicable short-term capital gains rate.

Gains from wagering transactions are subject to withholding. If we determine that we are required to withhold taxes with respect to any transfer of common stock under the Owner’s Stock Club Program, we may do so by withholding from such transfer a number of shares of common stock (otherwise to be issued to the member under the Owner’s Stock Club Program) which equal in value the amount of any taxes required to be withheld by us. Alternatively, we may require you to fund with cash from other sources the amount of required withholding.

The above is intended only as a general discussion of the current U.S. federal income tax consequences of membership in the Owner’s Club Stock Program by an individual who is a U.S. resident. No attempt has been made to discuss any state or foreign tax consequences, or consequences to persons who are not U.S. resident individuals. For a more detailed discussion regarding the federal, state, and foreign tax consequences of membership in the Owner’s Club Stock Program, you should consult your own tax advisers. If you hold your shares of our common stock received under the Owner’s Club Stock Program in a brokerage account with the Agent or another broker, the Agent or such other broker may provide certain account information to you, including information regarding your tax basis in the shares, as may be required by U.S. federal income tax law.

Other Information

15.	What happens if we issue a stock dividend, declare a stock split or have a rights offering with respect to our common stock?

Any shares of common stock resulting from a stock dividend or stock split of our common stock (including whole shares and any fractional shares) held by you will be credited to you. The basis for any rights offering will include the shares of common stock and any fractional interest credited to you. The terms of the Owner’s Club Stock Program will be adjusted to reflect stock dividends, stock splits, recapitalizations and similar changes. We note that trading in our common stock, as well as processing of transactions in our common stock, may either be curtailed or suspended until the completion of any such stock dividend, stock split or other corporate action.

16.	How will I vote shares received under the Owner’s Club Stock Program at a meeting of stockholders?

If you hold shares of our common stock in a brokerage account with the Agent or another broker, the Agent or such other broker will send you a voting instruction form and other proxy materials in connection with any meeting of stockholders with respect to shares of our common stock in your brokerage account. If the voting instruction form with respect to the shares of our common stock in your brokerage account is returned properly signed and marked for voting, all shares (including whole shares and fractional interests) held in your brokerage account will be voted in accordance with your instructions. If you do not give proper voting instructions to the Agent or such other broker, the Agent or such other broker may vote the shares in your brokerage account with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NYSE. On non-discretionary items for which you do not give the Agent or such other broker instructions, your shares will not be voted.

If you are a record owner of any shares of our common stock, that is, you hold shares of our common stock directly in your name and not in a brokerage account with the Agent or another broker, you will receive a proxy card and proxy materials directly from us for those shares. If the proxy card with respect to the shares of our common stock you own of record is returned properly signed and marked for voting, all such shares (including whole shares and fractional interests) will be voted in accordance with your instructions. If you do not sign your proxy card, the person(s) identified on the proxy card as your proxy will not be able to vote your shares in accordance with your instructions. If you sign your proxy card but do not give proper voting instructions, the person(s) identified on the proxy card as your proxy will vote your shares in a manner disclosed in the proxy materials for the stockholders’ meeting in question. You may also vote your shares in person by attending the stockholders’ meeting.

17.	What is the relationship between you, the Agent or your broker, us and our transfer agent?

Your brokerage account with the Agent or, if you transfer the shares of our common stock received under the Owner’s Club Program into a brokerage account with another broker, such brokerage account, will be governed by the terms of any client agreement, if any, between you and the Agent or such other broker, respectively. We and our transfer agent are not parties to that agreement, nor are we or our transfer agent involved in the relationship between you and the Agent or such other broker. You should direct all questions regarding your brokerage account to the Agent or such other broker. Pursuant to the terms of the Agent Agreement we have entered into with the Agent, the Agent will not charge you any fees for the maintenance of or activity (or inactivity) in your brokerage account with the Agent with respect to the shares received under the Owner’s Club Stock Program. If you transfer the shares of our common stock received under the Owner’s Club Program into a brokerage account with another broker, you may incur fees imposed by such broker for the maintenance of and activity (or inactivity) in your brokerage account.

18.	May the Owner’s Club Stock Program be discontinued or modified?

We reserve the right to suspend, discontinue or cancel the Owner’s Club Stock Program (as well as the mychoice customer loyalty program) at any time. In the event that the Owner’s Club Stock Program is suspended, discontinued or cancelled, you will cease to be a member of the program, and will no longer have any of the rights of a member under the program. If the Owner’s Club Stock Program is suspended, discontinued or cancelled after you have received your one-time award of shares of our common stock, you will not be required to return those shares of common stock to us.

The terms and conditions of our Owner’s Club Stock Program are described in full in this prospectus under the caption “Information about the Program.” We reserve the right to change, limit, modify or eliminate such terms and conditions (including the number of shares of common stock issued upon becoming a member of the program), regulations, benefits, conditions of participation, rewards and reward levels in whole or in part at any time. You will be bound by any such changes. Any such changes in the terms or conditions will be shown in a supplement to this prospectus, which will be mailed to you at the address shown on our records, and will be effective immediately unless stated otherwise. Therefore, it is important that you inform both our Office of General Counsel and the Agent at the addresses or telephone numbers listed above of any changes in your contact information.

The Agent is a registered broker-dealer and subject to laws and regulations governing its activities and its relationship with you. Changes in such laws and regulations may affect the Agent’s relationship with you or require modification of the terms of the Owner’s Club Stock Program. The Agent will notify you of any changes in its relationship with you to the extent required by such laws and regulations.

19.	May I pledge shares received under the Owner’s Club Stock Program?

You will be able to pledge as collateral for security based lending (margin debt) your shares of our common stock received under the Owner’s Club Stock Program held in your brokerage account with the Agent or another broker on the terms offered by the Agent or such other broker, if any.

20.	What is the source of the shares of our common stock issued under the Owner’s Club Stock Program?

Shares of our common stock issued under the Owner’s Club Stock Program will be issued directly by us.

21.	How will the terms and conditions of the Owner’s Club Stock Program be interpreted?

Any question of interpretation of the terms or conditions of the Owner’s Club Stock Program (as well as the mychoice customer loyalty program) will be determined by us, and that determination will be final. We may adopt additional terms and conditions, or we may modify or eliminate any of the existing terms and conditions. The operation of, and all transactions in connection with, the Owner’s Club Stock Program will be governed by the laws of the State of Delaware.

INDEMNIFICATION

Section 145 of the General Corporation Law of the State of Delaware, also referred to herein as “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further authorizes a Delaware corporation to indemnify any person serving in such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person.

Our Restated Certificate of Incorporation, as amended, also referred to herein as the “Restated Certificate,” provides that we shall indemnify our officers and directors to the fullest extent permitted by the DGCL. As permitted by Section 145 of the DGCL, our Restated Bylaws provide that directors and elected officers who are made, or are threatened to be made, parties to, or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or such director or officer of the Company is or was serving at our request as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, manager, employee, agent, trustee or in any other capacity while serving as a director, officer, manager, employee, agent or trustee, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. Our Restated Bylaws require us to advance expenses to our directors and elected officers, provided that, if the DGCL so requires, they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.

The Restated Bylaws also provide that the Chief Executive Officer may also appoint officers. Such appointed officers will serve at the pleasure of the Chief Executive Officer and hold officer titles solely for purposes of identification and business convenience. Unless otherwise expressly provided by the Chief Executive Officer and except as required by law, such appointed officers shall not be considered officers for any purpose, including, without limitation, for purposes of indemnification under the Restated Bylaws or otherwise.

We maintain insurance policies under which our directors and officers and the directors and officers of our subsidiaries are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or our subsidiaries, as applicable. The employment agreements of certain of our executive officers contain indemnification provisions that provide for the maximum protection permitted under applicable law.

We entered into an Indemnification Trust Agreement, also referred to herein as the “Indemnification Trust Agreement,” on August 16, 2005, to create an indemnification trust to provide a source of funds for (i) indemnification of and advancement of expenses to our present and future directors and certain executive officers arising under the DGCL, the Restated Certificate, our Restated Bylaws or any agreement that we may enter into with a beneficiary under the Indemnification Trust Agreement and (ii) payments for the premiums for directors and officers insurance purchased by us from time to time, in the event that we do not or are not financially able to fulfill such obligations or make such payments. At the time of creation, we irrevocably deposited $5 million in the trust and pursuant to its terms would be obligated in certain circumstances to contribute up to an additional $5 million. The beneficiaries’ representative under the trust will have the exclusive right to convey payment demands from time to time on the trustee to direct payment to one or more of the beneficiaries. The term of the Indemnification Trust Agreement expires on August 16, 2015, at which time any remaining trust funds will be distributed to us, except to the extent necessary to make full and adequate provision for claims made prior to such expiration date or any threatened or anticipated claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Pursuant to the terms of the Agent Agreement, we have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act, related to the Agent’s services in administering the Owner’s Club Stock Program or to contribute to payments the Agent may be required to make related thereto.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby is being passed upon for us by Brownstein Hyatt Farber Schreck, LLP.

EXPERTS

The consolidated financial statements of Pinnacle Entertainment, Inc. appearing in Pinnacle Entertainment, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Pinnacle Entertainment, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ameristar Casinos, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012 appearing in Pinnacle Entertainment, Inc.’s Amendment No. 2 to Current Report on Form 8-K/A filed with the SEC on March 19, 2014, and the effectiveness of Ameristar Casinos, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Owner’s Club Stock Program

Common Stock

Prospectus

April 21, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses to be incurred by Pinnacle Entertainment, Inc. (“Pinnacle” or the “Company”) in connection with the issuance and distribution of the securities being offered hereby are:

SEC registration fee	$992

Accounting fees and expenses	$40,000

Legal fees and expenses	$90,000

Agent fees	$1,666,700

Transfer Agent fees and expenses	$1,500

Printing and engraving	$10,000

Miscellaneous	$1,808

Total	$1,811,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further authorizes a Delaware corporation to indemnify any person serving in such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (concerning liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption, and related matters), or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, Article XII of the Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”), provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director for corporate actions as a director to the fullest extent permitted by the DGCL.

The Restated Certificate also provides that the Company shall indemnify its officers and directors to the fullest extent permitted by the DGCL. As permitted by Section 145 of the DGCL, the Company’s Restated Bylaws provide that directors and elected officers who are made, or are threatened to be made, parties to, or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or such director or officer of the Company is or was serving at the request of the Company as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, manager, employee, agent, trustee or in any other capacity while serving as a director, officer, manager, employee, agent or trustee will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The Restated Bylaws of the Company require it to advance expenses to its directors and elected officers, provided that, if the DGCL so requires, they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.

The Restated Bylaws also provide that the Chief Executive Officer may also appoint officers. Such appointed officers will serve at the pleasure of the Chief Executive Officer and hold officer titles solely for purposes of identification and business convenience. Unless otherwise expressly provided by the Chief Executive Officer and except as required by law, such appointed officers shall not be considered officers for any purpose, including, without limitation, for purposes of indemnification under the Restated Bylaws or otherwise.

The Company maintains insurance policies under which its directors and officers and the directors and officers of its subsidiaries are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or its subsidiaries, as applicable. The employment agreements of certain of Pinnacle’s executive officers contain indemnification provisions that provide for the maximum protection permitted under applicable law.

The Company entered into an Indemnification Trust Agreement (the “Indemnification Trust Agreement”) on August 16, 2005, to create an indemnification trust to provide a source of funds for (i) indemnification of and advancement of expenses to the Company’s present and future directors and certain executive officers arising under the DGCL, the Company’s Restated Certificate of Incorporation, the Company’s Restated Bylaws or any agreement that the Company may enter into with a beneficiary under the Indemnification Trust Agreement and (ii) payments for the premiums for directors’ and officers’ insurance purchased by the Company from time to time, in the event that the Company does not or is not financially able to fulfill such obligations or make such payments. At the time of creation, the Company irrevocably deposited $5 million in the trust and pursuant to its terms would be obligated in certain circumstances to contribute up to an additional $5 million. The beneficiaries’

representative under the trust will have the exclusive right to convey payment demands from time to time on the trustee to direct payment to one or more of the beneficiaries. The term of the Indemnification Trust Agreement expires on August 16, 2015, at which time any remaining trust funds will be distributed to the Company, except to the extent necessary to make full and adequate provision for claims made prior to such expiration date or any threatened or anticipated claims.

Item 16. Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005 (SEC File No. 001-13641).

4.2	Restated Bylaws of Pinnacle Entertainment, Inc. are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011 (SEC File No. 001-13641).

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP as to legality of securities.

10.1	Agent Agreement between Pinnacle Entertainment, Inc. and Wunderlich Securities, Inc., dated July 29, 2011, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 4, 2011 (SEC File No. 001-13641).

10.2	Form of First Amendment to Agent Agreement between Pinnacle Entertainment, Inc. and Wunderlich Securities, Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Membership Application Form for Owner’s Club Stock Program.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Security Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B promulgated under the Securities Act of 1933 or other than prospectuses filed in reliance on Rule 430A promulgated under the Securities Act of 1933, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 21st day of April, 2014.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez, President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 21, 2014.

Signature	Title

* Anthony M. Sanfilippo	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Carlos A. Ruisanchez Carlos A. Ruisanchez	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Richard J. Goeglein	Director and Chairman of the Board

* Stephen C. Comer	Director

* Bruce A. Leslie	Director

* James L. Martineau	Director

* Desiree Rogers	Director

* Jaynie Miller Studenmund	Director

*By:
/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005 (SEC File No. 001-13641).

4.2	Restated Bylaws of Pinnacle Entertainment, Inc. are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011 (SEC File No. 001-13641).

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP as to legality of securities.

10.1	Agent Agreement between Pinnacle Entertainment, Inc. and Wunderlich Securities, Inc., dated July 29, 2011, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 4, 2011 (SEC File No. 001-13641).

10.2	Form of First Amendment to Agent Agreement between Pinnacle Entertainment, Inc. and Wunderlich Securities, Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Membership Application Form for Owner’s Club Stock Program.